State of Delaware
Secretary of State
Division of Corporations
Delivered 04:53 PM 06/01/2023
FILED 04:53 PM 06/01/2023
SR 20232632732 - File Number 2315110

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
MYRIAD GENETICS, INC.

Myriad Genetics, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

1. The name of the Corporation is Myriad Genetics, Inc.

2. The Certificate of Incorporation of the Corporation was originally filed with the Delaware Secretary of State on November 6, 1992. A Restated Certificate of Incorporation was filed with the Delaware Secretary of State on October 12, 1995 (the "Restated Certificate"). A Certificate of Amendment was filed with the Delaware Secretary of State on August 16, 2000, a Certificate of Designation was filed with the Delaware Secretary of State on July 17, 2001 and a Certificate of Amendment was filed with the Delaware Secretary of State on November 14, 2008.

3. The Restated Certificate, as amended, is hereby further amended to add a new paragraph TWELFTH and a new paragraph THIRTEENTH, to read in its entirety as follows:

"TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any claims under the Securities Act of 1933, as amended, or any successor thereto. Nothing herein contained shall be construed to preclude stockholders that assert claims under the Exchange Act of 1934, as amended, or any successor thereto, from bringing such claims in state or federal court, subject to applicable law. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH."

"THIRTEENTH: No officer shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as an officer, notwithstanding any provision of law imposing such liability; provided that this provision shall not eliminate or limit the liability of an officer, to the extent that such liability is imposed by applicable law, (i) for any breach of the officer's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the officer derived an improper personal benefit, or (iv) in any action by or in the right of the Corporation. This provision shall not eliminate or limit the liability of an officer for any act or omission if such elimination or limitation is prohibited by the General Corporation Law of the State of Delaware. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any officer for or with respect to any acts or omissions of such officer occurring prior to such amendment or repeal. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended."

4. The Board of Directors of the Corporation has duly adopted resolutions (i) declaring this Certificate of Amendment to be advisable, (ii) adopting and approving this Certificate of Amendment, (iii) directing that this Certificate of Amendment be submitted to the stockholders of the Corporation for their approval at the 2023 Annual Meeting of the stockholders of the Corporation and (iv) recommending to the stockholders of the Corporation that this Certificate of Amendment be approved.

5. This Certificate of Amendment has been duly authorized, adopted and approved by the Board of Directors of the Corporation in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law.

6. This Certificate of Amendment was submitted to and duly adopted and approved by the stockholders of the Corporation at the 2023 Annual Meeting of the stockholders of the Corporation in accordance with the provisions of Sections 222 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this Corporation on this 1st day of June, 2023.

MYRIAD GENETICS, INC.

By: /s/ Justin D. Hunter
Name: Justin D. Hunter
Title: Corporate Secretary